UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2021

FHT Future Technology Ltd.
(Exact name of registrant as specified in its charter)

Nevada	333-230956	35-2649453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A1#303, Hang Kong Gudi Plaza, Huli District, Xiamen City, Fujian Province, China	361000
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +86-18350283270

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2021, approved by the sole Director of the Company, Wei Fang was appointed as an executive director of the Company, effectively immediately. Kean Tat Che, Lin Shan and Xiaoyi Chen were appointed as independent directors of the Company, serving as the chair of the audit committee, chair of the renumeration committee, and chair of the nominating committee, respectively. Their appointments are effective immediately, until the Company’s next annual meeting of shareholders and until his successor is duly elected and qualified, or until their earlier deaths, resignations or removals.

The biographical information of the newly appointed directors are set forth below:

Wei Fang

Mr. Fang was one of the early Bitcoin and Ethereum filecoin investor and pioneer. He founded Xiamen Youfang Network Technology Co., Ltd. in 2016, and has been deeply involved in the field of blockchain technology and mining, providing maintenance service regarding mine construction, mining development and operation management of mainstream blockchain mining pools, such as filecoin, Ethereum and cru to more than 100 partners. Currently, he manages the computing power of Bitcoin, Ethereum, and Filecoin that worth hundreds of millions of dollars.

Kean Tat Che

        Mr. Che is a member of CPA Australia and has over 15 years of experience in accounting, auditing, corporate finance and IPO advisory. In 2006, he started his career as auditor with Ernst & Young LLP and left the firm in 2009. From 2009 to 2012, he worked as Corporate Finance Manager with ICH Group, which was involved in several IPOs in South East Asia region. In 2013, he served as Vice President in Auscar Wealth Management Sdn Bhd, responsible for corporate finance, fund raising, merger and acquisition. From 2013 to 2016, he worked as Chief Financial Officer at Heyu Capital Group. From 2019 to 2020, he worked as Group CFO in Nova Group Holdings (Hong Kong Stock Exchange: 1360), responsible for the group financial affairs, corporate financial activities, merger & acquisition and corporate restructurings. From 2020 to Present, Mr Che is working as Vice President and Chief Financial Officer of Central Holding Group Ltd (Hong Kong Stock Exchange: 1735), and CFO, Secretary & Executive Director at WeTrade Group, Inc (stock code: WETG).

2

Lin Shan

Miss Lin graduated from the University of Hong Kong and majored in Industrial Engineering and Logistics Management. From 2012 to 2016, she served as a supply chain manager at Xiamen C&D Inc. (600153.SS: Shanghai Stock Exchange), responsible for customizing trade financing solutions. From 2017 to present, She is working as PE investment associate in Orient Asset Management (Hong Kong) Limited, managing growth and Pre-IPO investments in China covering TMT, healthcare, consumer and education sectors. In her current role, she is responsible for industrial research, due diligence and post-investment management activities. She has sourced, negotiated and managed multiple China investments including Tencent Music (NYSE: TME), BlueCity (NASDAQ: BLCT), JD Health (6618: Hong Kong) and We Doctor.

Xiaoyi, Chen

Chen Xiaoyi, age 28, is a graduate from Northwest University of Political Science and Law, and majored in Finance and Tax Law in 2010. Since 2016, she has been working as a full-time lawyer at Shaanxi Yongjiaxin Law Firm in Xi 'an, China. She has rich experience in enterprise operation and management, risk control and legal counsel, and has provided risk assessment and decision-making demonstration services for many large enterprises in major projects. In 2020, she was hired as the external tutor of PMACC in Xi 'an University of Posts and Telecommunications, and was invited as the finance expert of CFA Chengdu Association in the same year.

Each of Wei Fang, Kean Tat Che, Lin Shan and Xiaoyi Chen does not have a family relationship with any director or executive officer of the Company, nor  has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

We have entered into an employment agreement with Wei Fang, our executive director, Che Kean Tat, Lin Shan, and Xiaoyi Chen, our independent directors, with effective from June 1, 2021 to June 1, 2023. The agreement may be terminated by either party as permitted by law.

Under the terms of the agreements, Wei Fang is entitled to receive a monthly salary of $5,000 with effective from June 1, 2021, plus one month’s additional salary by the end of each year.

Each of Che Kean Tat, Lin Shan, and Xiaoyi Chen are entitled to receive a monthly salary of $2,000 with effective from June 1, 2021, plus one month’s additional salary by the end of each year. All of these are payable in the equivalent amount of either in Hong Kong Dollars or Chinese Renminbi.

Item 9.01 Exhibits.

Exhibit No.	Description

10.1	Service Contract between the Company and Wei Fang
10.2	Service Contract between the Company and Kean Tat Che
10.3	Service Contract between the Company and Lin Shan
10.4	Service Contract between the Company and Xiaoyi Chen

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FHT Future Technology Ltd.

Date: June 4, 2021	By:	/s/ Wenjin Li
Wenjin Li
Chief Executive Officer and Director

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